SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 1)(1)


                               BIZCOM U.S.A., INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.0001 par value

--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   09178U 10 0


--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  June 30, 2003

--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [ ]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [ ]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.09178U 10 0                  13G                    Page 1 of 4 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


        220 MHz License and System Acquisition, LLC  52-2212814
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


        Florida
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER                           1,080,000

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER                             -0-
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER                      1,080,000

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER                        -0-

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        1,080,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [ ]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.2%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

        CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.09178U 10 0                     13G                  Page 2 of 4 Pages



Item 1(a).  Name of Issuer:

                BIZCOM U.S.A., Inv.

            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:


                5440 NW 33rd Avenue, Suite 106
                Fort Lauderdale, FL 33309-6338
            ____________________________________________________________________

Item 2(a).  Name of Person Filing:

                220 MHz License and System Acquisition, LLC
            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

                c/o SMR Advisory Group, L.C.
                7605 Black Olive Way
                Tamarac, FL  33321
            ____________________________________________________________________

Item 2(c).  Citizenship:

                USA
            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:

                Common Stock, $.0001 par value
            ____________________________________________________________________

Item 2(e).  CUSIP Number:  09178U 10 0

            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No.09178U 10 0                 13G                    Page 3 of 4 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

                1,080,000
          ______________________________________________________________________

     (b)  Percent of class:

                7.2%
          ______________________________________________________________________

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote               1,080,000


          (ii)  Shared power to vote or to direct the vote                 -0-


          (iii) Sole power to dispose or to direct the disposition of  1,080,000


          (iv)  Shared power to dispose or to direct the disposition of    -0-



Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         Not Applicable
         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not Applicable
         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         Not Applicable
         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.

         Not Applicable - The Filer expressly disclaims membership in a group as used in Rule 13d-5(b)(1)

        _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.

         Not Applicable
         ______________________________________________________________________

Item 10. Certifications.


         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   July 16, 2003
                                   ----------------------------------------
                                                 (Date)
                                   220 MHz License and System Acquisition, LLC



                                   By:  SMR Advisory Group, LLC, Manager




                                   By: /s/ Albert Koenigsberg
                                   ----------------------------------------
                                                 (Signature)


                                   Albert Koenigsberg, President
                                  ----------------------------------------
                                                 (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).